Exhibit 99.1

Chicopee Bancorp, Inc. Reports Fourth Quarter and Year-End Results

CHICOPEE, Mass.--(BUSINESS WIRE)--January 27, 2011--Chicopee Bancorp, Inc. (the “Company”) (NASDAQ - CBNK), the holding company for Chicopee Savings Bank (the “Bank”), announced the results of operations for the three months and year ended December 31, 2010.

The Company reported net income of $205,000, or $0.04 earnings per share, for the three months ended December 31, 2010, compared to a net loss of $136,000, or $0.02 loss per share, for the corresponding period in 2009. In the fourth quarter of 2010, the Company reported a $183,000, or 4.5%, increase in net interest income, a $74,000, or 9.9%, increase in non-interest income, a $45,000, or 1.0%, decrease in non-interest expense and a $140,000 income tax benefit due to the tax-exempt industrial revenue bond portfolio, compared to the corresponding period in 2009. These positive factors were partially offset by an increase in the provision for loan losses of $115,000, or 33.1%.

Net interest income for the fourth quarter of 2010 increased $183,000, or 4.5%, to $4.2 million from $4.0 million for the fourth quarter of 2009. The increase in net interest income resulted from a $199,000, or 9.3%, decrease in interest expense, offset by a $16,000, or 0.3%, decrease in interest income. The average cost of funds declined 30 basis points due to the continuation of low market interest rates, which allowed the Company to renew or replace maturing time deposits at lower costs. Average demand deposits, an interest free source of funds, increased $6.3 million, or 16.6%, from the fourth quarter of 2009. Interest income decreased due to a $136,000, or 2.3%, decrease in income from loans as the loan yield decreased from 5.53% at December 31, 2009 to 5.30% at December 31, 2010. The decrease in the loan yield was partially offset by $117,000, or 50.9%, increase in income from investment securities which increased by 95 basis points.

For the three months ended December 31, 2010, net interest margin increased 6 basis points from 3.28%, for the three months ended December 31, 2009, to 3.34% for the months ended December 31, 2010. The interest rate spread increased by 12 basis points from 2.89% at December 31, 2009 to 3.01% at December 31, 2010.

The provision for loan losses for the three months ended December 31, 2010, increased $115,000, or 33.1%, from $347,000 at December 31, 2009 to $462,000 at December 31, 2010. The additional provision was based on growth in our commercial loan portfolio as well as our assessment to reflect prolonged high levels of unemployment and increased charge-offs. During the fourth quarter of 2010, $298,000 of net charge-offs and partial write-downs were taken against the allowance for loan loss in connection with loans that had been previously reserved for.

Non-interest income for the fourth quarter of 2010 increased $74,000, or 9.9%, from $750,000 at December 31, 2009 to $824,000 at December 31, 2010. Income from net loan sales and servicing increased $43,000, or 50.6%, net gain on sale of investment securities increased $19,000, or 13.7%, and losses on the sale of other real estate owned decreased $23,000, or 104.5%.

Non-interest expense decreased $45,000, or 1.0%, for the three months ended December 31, 2010 compared to the quarter ended December 31, 2009. The decrease was due to a $27,000 decrease in advertising expenses, a $22,000 decrease in furniture and equipment, an $18,000 decrease in occupancy expenses, partially offset by a $40,000 increase in professional fees and a $25,000 increase in data processing.

The Company reported net income of $465,000, or $0.08 earnings per share, for the year ended December 31, 2010, compared to a net loss of $1.6 million, or $0.28 loss per share, for the year ended December 31, 2009. The $2.1 million increase in net income for the year ended December 31, 2010, was directly related to a $1.4 million, or 9.3%, increase in net interest income, a $1.3 million increase in non-interest income due to a $1.4 million decrease in other-than-temporary impairment charges (“OTTI”), a $36,000, or 0.20%, decrease in non-interest expense and a $397,000 increase in income tax benefit, partially offset by a $326,000, or 36.3%, increase in the provision for loan losses.

Net interest income for the year ended December 31, 2010 increased $1.4 million, or 9.3%, to $16.8 million from $15.4 million for the year ended December 31, 2009. The increase in net interest income resulted from a $1.1 million, or 12.0%, decrease in interest expense. The average cost of funds declined 35 basis points due to the continuation of low market interest rates, which allowed the Company to renew or replace maturing time deposits at lower costs. Average demand deposits, an interest free source of funds, increased $6.9 million, or 20.4%, from $33.9 million at December 31, 2009 to $40.8 million at December 31, 2010. For the year ended December 31, 2010, interest income increased $343,000, or 1.4%, due to a $479,000, or 59.2%, increase in investment income, offset by a $139,000, or 0.6%, decrease in income from loans as the loan yield decreased by 20 basis points from 5.62% at December 31, 2009 to 5.42% at December 31, 2010.

For the year ended December 31, 2010, the net interest margin increased 22 basis points from 3.18%, for the year ended December 31, 2009, to 3.40% at December 31, 2010. The interest rate spread increased 28 basis points from 2.77% at December 31, 2009 to 3.05% at December 31, 2010.

The provision for loan losses increased $326,000, or 36.3%, from $897,000 at December 31, 2009 to $1.2 million, at December 31, 2010. The additional provision was based on growth in our commercial loan portfolio as well as our assessment to reflect prolonged high levels of unemployment and increased charge-offs. During the year ended 2010, $869,000, or 0.20% of net charge-offs and partial write-downs were taken against the allowance for loan loss in connection with loans that had been previously reserved for.

Non-interest income for the year ended December 31, 2010 increased $1.3 million due to a $1.4 million decrease in OTTI charges from December 31, 2009 to December 31, 2010. Excluding the OTTI charges, non-interest income decreased $76,000, or 2.8%, compared to the twelve months ended December 31, 2009. The decrease in non-interest income, excluding OTTI charges, was due to the $264,000 decrease from net loan sales and servicing due to lower loan sales to the secondary market. Loan sales were $18.2 million and $37.0 million, respectively, for the year ended December 31, 2010 and December 31, 2009. The offset to the decrease in net loan sales and servicing was due to an increase of $209,000, or 13.9%, in service charges, fees and commissions and a $17,000, or 12.1%, increase in net gains on sales of investment securities.

Non-interest expense was relatively unchanged at $18.0 million for the year ended December 31, 2010 and December 31, 2009. Salaries and benefits increased by $149,000, or 1.5%, due to the accrual payroll expense which will be reversed in January of 2011. Data processing expenses increased $118,000, or 10.8%, professional fees increased $73,000, or 14.5%, and FDIC insurance expense increased $29,000, or 5.4%. These increases were offset by a $117,000, or 10.3%, decrease in furniture and equipment, a $68,000, or 17.8%, decrease in supplies and postage, and a $56,000, or 3.5%, decrease in occupancy expenses as well as a $151,000, or 7.5%, decrease in other non-interest expenses.

Average interest earning assets for the year ended December 31, 2010, increased $24.6 million, or 5.0%, from the same period in 2009. The yield on assets decreased 7 basis points, primarily due to the 20 basis point decrease in loan yields, offset by the 104 basis point increase in yield on income from investment securities, specifically, tax-exempt industrial revenue bonds. While interest-bearing liabilities increased $16.6 million, or 4.1%, the cost of funds decreased 35 basis points and was driven primarily by the 52 basis point drop in the cost of time deposits.

Total assets increased $29.6 million, or 5.4%, from $544.2 million at December 31, 2009 to $573.7 million at December 31, 2010. The increase was primarily due to a $15.8 million, or 78.7%, increase in cash and cash equivalents, an increase in investments of $6.6, or 10.4% million, and a $5.7 million, or 1.3%, increase in net loans from $424.7 million at December 31, 2009, to $430.3 million at December 31, 2010. The significant components of this increase were a $12.0 million, or 9.5%, increase in commercial real estate loans and a $4.5 million, or 6.7%, increase in commercial and industrial loans, partially offset by a $5.2 million, or 13.7%, decrease in construction loans and a $3.6 million, or 2.4%, decrease in one-to four-family residential loans, a $1.2 million, or 27.9%, decrease in consumer loans, and a $1.1 million, or 10.6%, decrease in multi-family loans. The decrease in one- to four-family residential loans was primarily due to prepayments and refinancing activity attributed to the decline in interest rates to historically low levels. The construction portfolio decreased as borrowers completed construction projects and the demand for construction loans decreased due to the economy. In accordance with the Company’s asset/liability management strategy and in an effort to reduce interest rate risk, the Company sold $18.2 million fixed rate, low coupon residential real estate loans originated in 2010 to the secondary market. The Company currently services $75.8 million in loans sold to the secondary market. Servicing rights will continue to be retained on all loans written and sold in the secondary market.

The allowance for loan losses increased to $4.4 million, or 1.02% of total loans, at December 31, 2010, compared to $4.1 million, or 0.95% of total loans, at December 31, 2009. The allowance for loan losses as a percentage of non-performing loans was 68.5% at December 31, 2010 and 84.2% at December 31, 2009. Management reviews the level of the allowance for loan losses on a monthly basis and establishes the provision for loan losses based on loan volume, types of lending, delinquency levels, loss experience, estimated collateral values, current economic conditions and other related factors.

Asset quality continues to be the top focus for management. For the year ended December 31, 2010, non-performing assets increased to $6.5 million, or 1.13% of total assets, compared to 0.89% of total assets at December 31, 2009. The increase in non-performing assets was the result of a $1.4 million commercial real estate participation loan that was placed on non-accrual during 2010. In the fourth quarter of 2010, the Company wrote-down $325,000 against the allowance for loan loss related to the participation loan. The participating banks have entered into a modified repayment arrangement with the borrower in an effort to place the loan back on accrual status upon sustained satisfactory repayment performance. We recognize interest on non-performing loans only when interest is actually paid. For the year ended December 31, 2010, the Company had net charge-offs of $869,000, or 0.20%, of total average loans, compared to 0.04% for the same period in 2009.

The investment securities portfolio, including held-to-maturity and available-for-sale securities, increased $6.6 million, or 10.4%, to $70.1 million as of December 31, 2010 from $63.5 million as of December 31, 2009. The increase in investments was primarily due to the purchase of a $10.0 million tax-exempt industrial revenue bond.

Total deposits increased $26.4 million, or 7.2%, from $365.5 million at December 31, 2009 to $391.9 million at December 31, 2010. Certificate of deposits increased $12.4 million, or 6.0%, to $218.6 million, money market accounts increased $10.9 million, or 19.8%, to $66.2 million, demand accounts increased $5.7 million, or 13.3%, to $48.3 million and regular savings accounts increased $1.3 million, or 3.1%, to $44.2 million. These increases were offset by a decrease in NOW accounts of $3.9 million, or 21.1%, to $14.6 million. The increase in certificate of deposits was due to marketing and promotion efforts to attract low cost, long-term funds to position the balance sheet for an eventual rise in interest rates. Demand accounts increased as a result of new commercial loan relationships and NOW accounts decreased as customers transferred funds to higher earnings accounts, such as certificates of deposit and money market accounts.

Borrowings, including repurchase agreements of $18.0 million and Federal Home Loan Bank (“FHLB”) advances of $71.6 million, increased $5.5 million, or 6.5%, to $89.6 million at December 31, 2010. Due to the low interest rate environment, the Company obtained lower cost longer-term advances from the FHLB. The weighted average remaining maturity and weighted average rate of the advances are 3.6 years and 2.54%, respectively.

Total stockholders’ equity at December 31, 2010 was $91.9 million compared to $94.2 million at December 31, 2009. The decrease was primarily attributed to the Company’s stock repurchase plan, partially offset by net income of $465,000 and stock-based compensation of $1.6 million. In 2010, the Company purchased 367,052 shares of the Company’s common stock at a cost of $4.3 million and an average per share price of $11.83. Our capital management strategies allowed us to increase our book value per share by $0.52, or 3.5%, to $15.28 at December 31, 2010 compared to $14.76 at December 31, 2009.

The last twenty-four months have been marked by significant economic challenges on both the local and national levels which have directly impacted the Bank’s net income. We continue to be challenged with exceptionally low short-term interest rates which decrease the asset yield. The federal funds overnight rate decreased by over 300 basis points in 2008 and remained “exceptionally” low through 2010 and averaged less than 20 basis points for the year. Although the position of the balance sheet in the short-term will continue to create asset yield challenges, we continue to sacrifice short term results to protect earnings when interest rates increase.

Despite the low interest rate environment, we are pleased to report a net profit after increasing the provision for loan losses by $326,000 in 2010. After adjusting for the OTTI charges of $1.4 million in 2009, we were able to increase income before taxes by $1.1 million from a loss of $820,000 in 2009 to income of $248,000 in 2010.

Net interest income, the primary source of revenues for the Company, increased $1.4 million, or 9.3%, for the year ended December 31, 2010 compared to the same period in 2009. The net interest margin increased 22 basis points from 3.18% at December 31, 2009 to 3.40% at December 31, 2010.

The impact of the recession and high unemployment rates continue to be a concern for management and a burden on our customers. Management continues to closely monitor customer delinquency and work through problem loans. Asset quality remains favorable as reflected in the ratio of non-performing loans as a percentage of total loans of 1.49% and non-performing assets as a percentage of total assets of 1.13%. Total Delinquency as a percentage of total loans for the year ended December 31, 2010 was 1.51%, indicating that management is effectively managing asset quality. We have been proactive in our effort to promptly identify and resolve non-performing assets during this challenging time and continue to maintain strong asset quality. Excluding the participation loan of $1.4 million from total non-performing assets and non-performing loans reported at December 31, 2010, non-performing loans as a percentage to total loans and non-performing assets as a percentage of total assets would have been 1.17% and 0.88%, respectively.

Despite unprecedented obstacles in the banking industry, the current economic environment continues to present many opportunities for “well-capitalized” banks. We were able to grow assets $29.6 million, or 5.4%, and our loan portfolio $5.7 million in 2010. Loan volume for the year ended December 31, 2010, totaled $156.4 million compared to $147.0 million for the same period 2009 and included the $18.2 million and $37.0 million in loans sold to the secondary market in 2010 and 2009, respectively.

We have taken steps to protect our strong capital position, preserve liquidity and improve the net interest margin in a historically low interest rate environment. With the uncertainty in the economy, we believe that Chicopee Savings Bank is well-positioned and well-capitalized for a strong performance as the economy improves. We will continue to evaluate strategies to grow our balance sheet and increase the franchise value of the Company. Our capital management strategies have allowed us to increase our book value per share, over the last twelve months, by $0.52, or 3.5%, to $15.28. We are committed to providing new loans to businesses and consumers, and our lenders continue to work aggressively to meet the borrowing needs of the communities we serve.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, seven branch offices located in Chicopee, Ludlow, West Springfield, South Hadley, and Ware in Western Massachusetts, and lending and operations center. Chicopee Savings Bank offers customers the latest and most technically advanced internet banking, including on-line banking and bill payment services. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund of Massachusetts. For more information regarding the Bank’s products and services, please visit our web site at www.chicopeesavings.com.

This news release may contain forward-looking statements, which can be identify by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
ASSETS	2010	2009
	(In thousands, except share data)

Cash and due from banks	$6,903	$9,757
Short-term investments	-	16
Federal funds sold	28,970	10,302
Cash and cash equivalents	35,873	20,075

Securities available-for-sale, at fair value	362	503
Securities held-to-maturity, at cost (fair value $69,912 and $63,130 and at December 31, 2010 and 2009, respectively)
	69,713	62,983
Federal Home Loan Bank stock, at cost	4,489	4,306
Loans receivable, net of allowance for loan losses ($4,431 at December 31, 2010 and $4,077 at December 31, 2009)
	430,307	424,655
Loans held for sale	1,888	534
Other real estate owned	286	80
Mortgage servicing rights	306	297
Bank owned life insurance	13,032	12,610
Premises and equipment, net	10,340	10,652
Accrued interest receivable	1,897	1,629
Deferred income tax asset	2,469	2,112
FDIC prepaid insurance	1,361	1,900
Other assets	1,381	1,814
Total assets	$573,704	$544,150

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Noninterest-bearing	$48,302	$42,629
Interest-bearing	343,635	322,869
Total deposits	391,937	365,498

Securities sold under agreements to repurchase	17,972	20,422
Advances from Federal Home Loan Bank	71,615	63,675
Accrued expenses and other liabilities	298	383
Total liabilities	481,822	449,978

Stockholders' equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368 shares issued at December 31, 2010 and December 31, 2009)
	72,479	72,479
Treasury stock, at cost (1,427,390 shares at December 31, 2010 and 1,060,338 shares at December 31, 2009)
	(18,295)	(13,951)
Additional paid-in capital	2,255	1,765
Unearned compensation (restricted stock awards)	(1,431)	(2,269)
Unearned compensation (Employee Stock Ownership Plan)	(4,463)	(4,761)
Retained earnings	41,308	40,843
Accumulated other comprehensive income (loss)	29	66
Total stockholders' equity	91,882	94,172
Total liabilities and stockholders' equity	$573,704	$544,150

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Interest and dividend income:
Loans, including fees	$5,822	$5,958	$23,537	$23,676
Interest and dividends on securities	347	230	1,288	809
Other interest-earning assets	11	8	32	29
Total interest and dividend income	6,180	6,196	24,857	24,514

Interest expense:
Deposits	1,463	1,629	5,930	7,205
Securities sold under agreements to repurchase	12	49	68	210
Other borrowed funds	476	472	2,018	1,692
Total interest expense	1,951	2,150	8,016	9,107

Net interest income	4,229	4,046	16,841	15,407
Provision for loan losses	462	347	1,223	897

Net interest income, after provision for loan losses	3,767	3,699	15,618	14,510

Non-interest income:
Service charges, fees and commissions	434	433	1,716	1,507
Loan sales and servicing, net	128	85	365	629
Net gain (loss) on sales of securities available-for-sale	158	201	158	382
Loss on sales of other than temporarily impaired securities	-	(62)	-	(241)
Other than temporary impairment charge	-	-	(13)	(1,403)
Gain (loss) on sale of OREO	1	(22)	(22)	(28)
Income from bank owned life insurance	103	115	422	466
Total non-interest income	824	750	2,626	1,312

Non-interest expenses:
Salaries and employee benefits	2,679	2,671	10,407	10,258
Occupancy expenses	361	379	1,551	1,607
Furniture and equipment	258	280	1,022	1,139
FDIC insurance assessment	120	109	568	539
Data processing	304	279	1,207	1,089
Professional fees	161	121	577	504
Advertising	116	143	501	514
Stationery, supplies and postage	81	89	315	383
Other non-interest expense	446	500	1,861	2,012
Total non-interest expenses	4,526	4,571	18,009	18,045

Income (loss) before income taxes	65	(122)	235	(2,223)
Income tax expense	(140)	14	(230)	(627)
Net income (loss)	$205	($136)	$465	($1,596)

Earnings (loss) per share: (1)
Basic	$0.04	($0.02)	$0.08	($0.28)
Diluted	$0.04	($0.02)	$0.08	($0.28)

Weighted average shares outstanding:
Basic	5,520,377	5,703,190	5,662,864	5,715,618
Diluted	5,520,377	5,703,190	5,668,596	5,715,618

(1)The basic and diluted net loss per share for the quarter and year ended December 31, 2009 are equal. Common stock equivalents are excluded from the computation of diluted net loss per share for this period since the inclusion of such equivalents would be anti-dilutive.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA AND RATIOS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Performance Ratios:

Return on Average Assets	0.14%	-0.10%	0.08%	-0.30%
Return on Average Equity	0.87%	-0.57%	0.49%	-1.69%
Interest Rate Spread	3.01%	2.89%	3.05%	2.77%
Net Interest Margin	3.34%	3.28%	3.40%	3.18%
Non-Interest Expense to Average Assets	3.17%	3.37%	3.24%	3.39%
Efficiency Ratio	89.57%	95.31%	92.51%	107.93%
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	122.56%	123.06%	122.61%	121.58%
Average Equity to Average Assets	16.53%	17.59%	17.04%	17.76%

		At December 31,	At December 31,
		2010	2009
Asset Quality Ratios:

Allowance for loan losses as a percent of total loans
		1.02%	0.95%
Allowance for loan losses as a percent of total nonperforming loans
		68.50%	84.17%
Net charge-offs to average outstanding loans during the period
		0.20%	0.04%
Nonperforming loans as a percent of total loans
		1.49%	1.13%

Other Data:

Number of Offices		9	9

(1) Efficiency Ratio includes total non-interest expenses divided by the sum of net interest income plus total non-interest income.

CONTACT:
Chicopee Bancorp, Inc.
Guida R. Sajdak, 413-594-6692
Senior Vice President, Chief Financial Officer and Treasurer